Exhibit 99.1

Intel Corporation

2200 Mission College Blvd.

P.O. Box 58119

Santa Clara, CA 95052-8119

CONTACT:	Amy Kircos
480-552-8803
amy.kircos@intel.com

Intel Board Elects Two New Directors

Carol Bartz to Retire

SANTA CLARA, Calif., March 19, 2009 – Intel Corporation today announced that John J. Donahoe, president and CEO of eBay Inc., and Frank D. Yeary, vice chancellor of the University of California Berkeley (UC Berkeley), have been elected to serve on Intel’s board of directors. The company also announced that Carol A. Bartz, CEO of Yahoo! Inc., is retiring from the board.

“We are very pleased to have John Donahoe and Frank Yeary join the Intel board,” said Paul Otellini, Intel president and CEO. “Both John and Frank bring a wealth of strategic business and financial experience that will assist us now and going forward. Intel and the board are sorry to see Carol Bartz leave. We thank her for her service on our board and wish her all the best at her new job at Yahoo!”

Donahoe, 48, has served as eBay president and CEO since 2008. He joined eBay in 2005 and oversaw core business areas including the company’s global e-commerce businesses, where he doubled revenues and profits for the division. He has also been responsible for a number of strategic acquisitions. Prior to joining eBay, Donahoe spent more than 20 years at Bain & Company, a worldwide consulting firm, and serving last as CEO. In addition to serving on eBay’s board of directors, Donahoe is on the board of trustees of Dartmouth College. He received his bachelor’s degree in economics from Dartmouth College and an MBA from the Stanford Graduate School of Business.

Yeary, 45, is an adviser to the chancellor and his senior staff on strategic and financial issues important to the university. He is also guiding the university’s long-range financial strategy and providing financial expertise for global research and education partnerships between the public and private sectors. Prior to this appointment in 2008, Yeary retired as global head of mergers and acquisitions for Citigroup after nearly 25 years in finance. In addition to serving on the UC Berkeley Foundation board, he is on the board of WNYC Radio. Yeary received his bachelor’s degree from UC Berkeley in economics and history.

Intel [NASDAQ: INTC], the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom and blogs.intel.com.

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